Filed pursuant to Rule 424(b)(1)

File No. 333-134705

PROSPECTUS

INTERNET COMMERCE CORPORATION

Class A Common Stock

789,924 Shares

This prospectus relates to the resale by the selling stockholder of up to 686,324 shares of our class A common stock issued in connection with our acquisition of Enable Corp. on May 9, 2006.

This prospectus will also be used by other selling stockholders named in this prospectus under the caption “Selling Stockholders” to resell up to 103,600 shares of class A common stock issued upon the exercise of warrants issued as a commission in consideration of the services rendered to the Company in connection with the private placement that closed in April and May 2003.

The selling stockholders will receive all of the net proceeds from the sale of the shares of class A common stock offered by this prospectus, and will pay all selling and other expenses.  Although we will incur expenses in connection with the registration of the class A common stock, we will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our class A common stock is currently listed on the Nasdaq Capital Market under the symbol “ICCA.” On August 23, 2006, the last reported sale price of our class A common stock was $3.26 per share.

Investment in our class A common stock involves risk.  Please carefully consider the risks described in the section entitled “Risk Factors” beginning on page 4 of this prospectus before you make your investment in the class A common stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 23, 2006.

You should rely only on the information provided in this prospectus and the information incorporated into this prospectus by reference.  We have not authorized anyone to provide you any supplemental information or to make any representations for us.  The selling stockholders are offering to sell, or seeking offers to buy, the shares of our class A common stock only in any state where offers or sales are permitted.  We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

Throughout this prospectus references to the “company,” “we,” “ICC,” “us” and “our” refer to Internet Commerce Corporation, a Delaware corporation, and its wholly-owned subsidiaries on a consolidated basis, unless otherwise specified or the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision.  You should carefully read the entire prospectus, including the risks of investing in our class A common stock discussed under “Risk Factors” beginning on page 4 of this prospectus, the information and documents incorporated into this prospectus by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Internet Commerce Corporation

We are a pioneer in the use of the Internet for electronic data interchange (“EDI”) business-to-business (B2B) e-commerce solutions and an operator of one of the largest EDI service centers in the United States.  EDI is an electronic standard used to provide a more efficient exchange of business information between trading partners.  Intermediaries called value-added networks (“VAN”) are often used to facilitate EDI processes.  A VAN allows each customer to adopt its own communication protocol and allows multiple trading partners in the supply chain to communicate electronically using a VAN as an intermediary.

Our B2B Internet and service center solutions allow thousands of customers to rely on our solutions, expertise and support to help balance the cost and function required to meet the individual requirements for communicating with their trading partners in compliance with partner specifications.

Organizationally, our two segments of business are known as the:

•                  ICC.NET segment, which is composed primarily of our VAN operations, professional services and mapping activities, and

•                  Electronic Commerce Service Bureau segment, whose operations primarily focus on facilitating the EDI communications of small and medium sized businesses with their trading partners.

These segments compliment one another and give us the ability to provide solutions to many different kinds of enterprises, from sole proprietorships to large corporations, operating in a variety of industries.

Our principal executive offices are located at 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, and our telephone number at that location is (678) 533-8000.

The Offering

On May 9, 2006, we completed the acquisition of all of the capital stock of Enable Corp. (“Enable”).  In accordance with the terms of the Share Purchase Agreement, dated May 9, 2006 (the “Share Purchase Agreement”), we issued a total of 686,324 shares of our class A common stock to Crossbow Venture Partners, LP, in consideration for its stock ownership in Enable.

In March, 2006, we issued 103,600 shares of our class A common stock upon the exercise of the warrants issued in connection with our private placement that closed on April 30, 2003 and May 1, 2003.  These warrants were issued as a commission in consideration of the financial services rendered to the Company in the private placement transaction.

This prospectus is a part of a registration statement which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) to satisfy our obligations to the holders of the aforementioned shares of our class A common stock.  Accordingly, this prospectus covers:

•                  the resale by Crossbow Venture Partners, LP of the 686,324 shares of class A common stock issued under the Share Purchase Agreement; and

•                  the resale by the selling stockholders of up to 103,600 shares of our class A common stock issued upon exercise of warrants issued in the 2003 private placement.

The selling stockholders will receive all of the proceeds from the sale of the shares offered under this prospectus, and we will not receive any proceeds from such sale by the selling stockholders.  The selling stockholders may sell their shares at market prices, at prices related to market prices, or at negotiated prices.

RISK FACTORS

This offering involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our class A common stock.  While these are the risks and uncertainties that we believe are the most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business.  If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.  In that event, the market price of our class A common stock could decline and you could lose all or part of the money you paid to buy our class A common stock.

Risks Related To Our Business

We have only recently begun to realize a profit, and may incur losses again.  We reported our first profit ever for the fiscal year ending July 31, 2005.  There can be no assurances that we may not incur losses again in the future.  We have incurred significant losses since we were founded in 1991, and, as of July 31, 2005, we had an accumulated deficit of approximately $85.7 million.

We must continue to grow our business in order to remain competitive.  Over the past year, the VAN business has remained significantly price competitive.  Our major competitors appear to be restructuring their VAN operations to reduce their overhead and other costs to better compete against Internet-based networks such as our ICC.NET service.  While we have been successful in maintaining our margins and we have increased the volume of data transmitted through our VAN, we have experienced price erosion in competing for larger customers.  Although we expect to continue to add new customers and increase the volume of data transmitted through our service, we do not expect our revenue from VAN services to continue to grow as rapidly as in the past.  If our revenues grow at a slower rate than we anticipate, or decrease and we are unable to adjust spending in a timely manner or if our expenses increase without commensurate increases in revenues, our operating results will suffer and we may again report losses.

If we are not successful in selling our products and services, particularly from our EC Service Bureau segment, our results of operations will suffer.  While our primary focus in the past has been on growing our ICC.NET VAN service, we have attempted to diversify by acquiring ECS in June 2004, the MEC operations in March 2005 and Enable in May 2006.  Following the acquisition of Enable, we expect the revenue from the ICC.NET segment will be approximately 55% of total revenue, the revenue from the EC Service Bureau segment will be approximately 25% of total revenue, and the revenue from Enable will be approximately 20% of total revenue.  However, the success of our services depends to a large extent on the future of business-to-business electronic commerce and our ability to effectively compete in the marketplace.  In particular, our success depends on the number of customers that subscribe to our services, the volume of the data, documents or other information they send or retrieve and the price we are able to charge for these services in light of competitive pressures.  In connection with the assimilation of our new customers acquired from the MEC operation and the Enable acquisition, we anticipate to see attrition to these newly acquired customer bases due to the seasonal trends, integration difficulties, and customer defections to alternative EDI solutions.  As a result, a portion of our revenues may be adversely affected.  While we are learning to manage these new customers, there is no assurance that we will accurately assess the trends of these new customers.  Accordingly, the value of these new customers, the volume of our services subscribed by them and the possibility of payment collection may differ materially from our current expectation.  Further, since our operating expense levels are based significantly on our expectations of future revenue, our inability to assess the trends may render us vulnerable in the case of a significant shortfall in revenues or orders from these new customers, in which case we may not be able to reduce our operating expenses quickly in response.  Therefore, any significant shortfall in revenue or orders could have an immediate adverse effect on our operating results.

We may not be successful in competing against our competitors.  We face a significant number of competitors, ranging from very large enterprises or divisions of very large companies to a number of relatively small organizations.  These competitors are diverse in terms of their histories, business models, corporate strategies, financial strength, name recognition, company reputation, customer base and breadth of offerings.  Many of our large competitors have more history, significantly greater financial resources, larger customer bases and more easily recognized names than we do.  As a result, our competitors may be able to respond more quickly to changing technology and changes in customer requirements or be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees, or be able to devote greater resources to the development, promotion and sale of their services than we can.  New competition is emerging in the form of web services networks, collaborative applications, application service providers, e-marketplaces and integration broker suites.  We have enhanced our technologies to communicate with these web based technologies.  However, there can be no assurance that our product and service offerings will compete effectively and generate any significant revenues.  We believe that the high cost of implementation and the ongoing costs of supporting a company’s trading partners may be a barrier to the wider acceptance of our new product offerings in the marketplace.

If we are unable to maintain or replace our existing interconnect arrangements, our results of operations would suffer.  We rely on many of our competitors to interconnect with our service to promote an “open community” so all businesses can take advantage of the efficiencies of EDI, no matter what network they choose as their provider.  In September 2001 and April 2002, two of our competitors, GXS and Sterling Commerce, terminated existing interconnect agreements with us, and we made alternative arrangements to serve our customers.  However, GXS has subsequently purchased the company that was providing our alternative arrangement.  Although we had a contract for interconnect services at a fixed price with the combined GXS through April 2006, after which the contract renews on a monthly basis, there can be no assurances that the contract will continue with acceptable pricing.  If the pricing materially changes, we will have to find an acceptable alternative.

We must continue to develop new products and services.  If we do not keep pace with rapid technological changes, customer demands and intense competition, we will not be successful.  Our market is characterized by rapidly changing technology, customer demands and intense competition.  The satisfactory performance, reliability and availability of our network infrastructure, customer support and document delivery systems and our web site are critical to our reputation and our ability to attract customers and maintain adequate customer service levels.  If we cannot keep pace with these changes and maintain the performance and reliability of our network and customer service levels, our business will suffer.  The Internet’s recent growth and the intense competition in our industry require us to continually develop strategic business and Internet solutions that enhance and improve the customer service features, functions and responsiveness of all of our existing or proposed services and that keep pace with competitive changes in information technology and customer requirements.  However, there can be no assurance that we will be able to keep pace with these changes, and if we are not successful in developing and marketing enhancements to all of our services or customer demands, our business will suffer.

We may need to obtain additional financing on satisfactory terms to continue to compete successfully.  If we are unable to obtain necessary future capital, our business will suffer.  We may need to raise additional funds if competitive pressures or technological changes are greater than anticipated, if we are unable to increase revenue at anticipated rates, if our expenses increase significantly or if our customers delay payment of our receivables or if we identify a suitable acquisition candidate that requires a cash outlay in order to complete the transaction.  We cannot assure you that any additional financing will be available on reasonable terms or at all.  Raising additional funds in the future by issuing securities could adversely affect our stockholders and negatively impact our operating results.  If we raise additional funds through the issuance of debt securities, the holders of the debt securities will have a claim to our assets that will have priority over any claim of our stockholders.  The interest on these debt securities would increase our costs and negatively impact our operating results.  If we raise additional funds through the issuance of class A common stock or securities convertible into or exchangeable for class A common stock, the percentage ownership of our then-existing stockholders will decrease and they may experience additional dilution.  In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the class A common stock.

We rely on third parties to provide our services, and any failure of such third parties could adversely affect our business.  Failure of our third-party providers to provide adequate Internet and telecommunications service could result in significant losses of revenue.  Our operations depend upon third parties for Internet access and telecommunications service.  Frequent or prolonged interruptions of these services could result in significant losses of revenues.  We have experienced outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our internal activities in the future.  These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information.  We have limited control over these third parties and cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms or that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively.

We may suffer systems failures and business interruptions that would harm our business.  Our success depends in part on the efficient and uninterrupted operation of our VAN service and Enable’s web hosting sites.  Almost all of our network operating systems are located in third party co-location facilities.  Although these facilities are designed to prevent operational interrupts, our systems are vulnerable to events such as damage from fire, power loss, telecommunications failures, break-ins and earthquakes.  This could lead to interruptions or delays in our service, loss of data or the inability to accept, transmit and confirm customer documents and data.  Although we have implemented network security measures, our servers may be vulnerable to computer viruses, electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptions.

If we are unable to manage our growth or successfully integrate acquisitions, our financial results will suffer.  Our ability to implement our business plan successfully in a new and rapidly evolving market requires effective planning and growth management.  If we cannot manage the integration of anticipated acquisitions, our business and financial results will suffer.  We expect that we will need to continue to manage and to expand multiple relationships with customers, Internet service providers and other third parties.  We also expect that we will need to continue to improve our financial systems, procedures and controls and will need to expand, train and manage our workforce, particularly our information technology and sales and marketing staffs.

If we lose our net operating loss carryforward, our financial results will suffer.  As of August 1, 2005, our net operating loss carryforward was approximately $76.6 million.  Section 382 of the Internal Revenue Code contains rules designed to discourage persons from buying and selling the net operating losses of companies.  These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the common stock of a company or any change in ownership arising from a new issuance of stock by a company.  In general, the rules limit the ability of a company to utilize net operating losses after a change of ownership of more than 50% of its common stock over a three-year period.  Purchases of our class A common stock in amounts greater than specified levels could inadvertently create a limitation on our ability to utilize our net operating losses for tax purposes in the future.  We are currently subject to a limitation on the utilization of a portion of our net operating loss carryforward.

If we cannot successfully expand our business outside of the United States, our revenues and operating results will be adversely affected.  Our current and future customers are conducting their businesses internationally.  As a result, one component of our business strategy is to expand our international marketing and sales efforts, and if we do not successfully expand our business in this way, we may lose current and future customers.

If we cannot hire and retain highly qualified employees, our business and financial results will suffer.  We are substantially dependent on the continued services and performance of our executive officers and other key employees.  If we are unable to attract, assimilate and retain highly qualified employees, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges and our business and financial results will suffer.  Many of our competitors may be able to offer more lucrative compensation packages and higher-profile employment opportunities than we can.

We depend on our intellectual property, which may be difficult and costly to protect.  If we fail to adequately protect our proprietary rights, competitors could offer similar products relying on technologies we developed, potentially harming our competitive position and decreasing our revenues.  We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information and by relying on a combination of patent, copyright, trademark and trade secret laws.  In addition, we enter into confidentiality agreements with our employees and certain customers, vendors and strategic partners.  In some circumstances, however, we may, if required by a business relationship, provide our licensees with access to our data model and other proprietary information underlying our licensed applications.  Despite the precautions we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary.  Policing unauthorized use of software is difficult, and some foreign laws do not protect proprietary rights to the same extent as United States laws.  Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, any of which could be costly and adversely affect our operating results.

Intellectual property infringement claims against us could harm our business.  Our business activities and our service offerings may infringe upon the proprietary rights of others and other parties may assert infringement claims against us.  Any such claims and any resulting litigation could subject us to significant liability for damages and could invalidate our proprietary rights.  We could be required to enter into royalty and licensing agreements, which may be costly or otherwise burdensome or which may not be available on terms acceptable to us.

We must comply in the future with new and costly reporting requirements.  Under current SEC regulations, we are considered a non-accelerated filer and will have to be compliant with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) by July 31, 2008.  The costs of implementing the requirements of the SOX for companies of our size have ranged from approximately $500,000 to over $1 million.  Although we began our SOX compliance efforts in the fiscal year ending July 31, 2006, there can be no assurance that we can be in full compliance when required for reasonable costs.

Risks Relating to the Internet and Online Commerce Aspects of Our Business

If Internet usage does not continue to grow or if its infrastructure fails, our business will suffer.  If the Internet does not gain increased acceptance for business-to-business electronic commerce, the growth of our business will be adversely affected.  We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop.  The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.

Privacy concerns may prevent customers from using our services.  Concerns about the security of online transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data.  We may need to incur significant expenses to protect against the threat of security breaches or to alleviate problems caused by security breaches.  We rely upon encryption and authentication technology to provide secure transmission of confidential information.  If our security measures do not prevent security breaches, we could suffer operating losses, damage to our reputation, litigation and possible liability.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments that render current encryption technology outdated may result in a breach of our encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt our operations.

Government regulation and legal uncertainties relating to the Internet could harm our business.  Changes in the regulatory environment in the United States and other countries could decrease our revenues and increase our costs.  The Internet is largely unregulated and the laws governing the Internet remain unsettled, even in areas where there has been some legislative action.  It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet.  In addition, because of increasing popularity and use of the Internet, any number of laws and regulations may be adopted in the United States and other countries relating to the Internet or other online services covering issues such as user privacy, security, pricing and taxation, content and distribution.  The cost of transmitting documents and data over the Internet could increase.  We may not be able to increase our prices to cover these rising costs.  Also, foreign and state laws and regulations relating to the provision of services over the Internet are still developing.  If individual states or foreign countries impose taxes or laws that negatively impact services provided over the Internet, our cost of providing our ICC.NET and other services may increase.

Risks Relating to our Class A Common Stock

The market price of our class A common stock is likely to be highly volatile.  During fiscal 2006, the market price of our class A common stock has been very volatile, ranging from a low of $1.82 to a high of $4.66, and is likely to fluctuate substantially in the future.  If our class A common stock falls under $1.00 per share and fails to maintain a minimum bid price of $1.00 for 30 consecutive trading days, it may no longer be eligible for trading in the Nasdaq Capital Market, which would adversely affect the ability of investors to sell their shares of our class A common stock.

Shares eligible for future sale by our existing stockholders may adversely affect our stock price.  Since January 1, 2003, we have registered the resale under the Securities Act of 1933 of an aggregate of 9,897,817 shares of our class A common stock, which includes 3,016,917 shares of class A common stock issuable upon the exercise of warrants to purchase shares of class A common stock (of which 1,971,658 shares have been issued upon warrant exercise in 2006) and 192,307 shares of class A common stock issuable upon conversion of our series D preferred.  The market price of our class A common stock could be materially and adversely affected by sales of even a small percentage of these shares or the perception that these sales could occur.  As a result, it may be difficult to sell our class A common stock.

There is not a significant demand for our class A common stock, which may make it difficult to sell.  The market for our class A common stock on the Nasdaq Capital Market may be illiquid, which would restrict the ability to sell shares of class A common stock and could result in increased volatility in the trading prices for our class A common stock.  The price at which our class A common stock will trade in the future cannot be predicted and will be determined by the market.  The price may be influenced by many factors, including investors’ perceptions of our business, our financial condition, operating results and prospects, the use of the Internet for business purposes and general economic and market conditions.

Our Board of Directors can issue preferred stock with rights adverse to the holders of class A common stock.  Our Board of Directors is authorized, without further stockholder approval, to determine the provisions of and to issue up to 4,979,575 shares of preferred stock.  Issuance of preferred shares with rights to dividends and other distributions, voting rights or other rights superior to the class A common stock could be adverse to the holders of class A common stock.  In addition, issuance of preferred shares could have the effect of delaying, deterring or preventing an unsolicited change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our class A common stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions opposed by the incumbent Board of Directors.  The rights of the holders of our class A common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

We may have to use significant resources indemnifying our officers and directors or paying for damages caused by their conduct.  The Delaware General Corporation Law provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate its directors from liability for their actions.  Our bylaws and certificate of incorporation implement this indemnification and exculpation to the fullest extent permitted under this law as it currently exists or as it may be amended in the future.  Consequently, subject to this law and to some limited exceptions in our certificate of incorporation, none of our directors will be liable to us or to our stockholders for monetary damages resulting from conduct as a director.

We might not be able to retire the Series C Preferred Stock, the existence of which would pose an impediment to our future fund raising efforts.  We believe the 4% annual dividend and the $10,000,000 liquidating preference of our series C preferred stock inhibit our ability to raise capital.  In 2005, we began discussions with Cable & Wireless, PLC (“C&W”), the purported owner of the series C preferred stock, about retiring the series C preferred stock.  As these discussions progressed, we realized that there was substantial evidence that the series C preferred stock was held by Cable & Wireless USA (“C&W USA”), a formerly wholly owned subsidiary of C&W that filed Chapter 11 bankruptcy in the United States on December 8, 2003.  On January 6, 2006 we filed a complaint for declaratory judgment in the United States Bankruptcy Court naming Omega Liquidating Trust (“Omega”) and C&W as defendants.  We seek to have Omega, as the liquidating trust for the bankrupt C&W USA, declared the rightful owner of our series C preferred stock and of any of our class A common stock that have been issued but not distributed as dividends of the series C preferred stock.  There can be no assurance that the ownership issue will be resolved within a reasonable timeframe.  Even if the ownership is ever established, we cannot be assured that we will be able to reach acceptable terms with the owner of the series C preferred stock to retire the stock.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus or in documents incorporated herein by reference may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases issued by the SEC, all as may be amended from time to time.  Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.  We caution investors that any forward-looking statements we make are not guarantees or indicative of future performance.  These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors including, without limitation, those factors discussed in the section entitled “Risk Factors” contained in this prospectus.  If you are interested in purchasing shares of our class A common stock, you should consider these risk factors carefully, as well as factors discussed elsewhere in this prospectus and in documents incorporated herein by reference, before making a decision to invest.  All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus.  We do not intend to, and assume no responsibility for, updating any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct.  Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected or intended.

You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “contemplate,” “estimate,” “believe,” “plan,” “project,” “predict,” “potential” or “continue,” or the negative of these, or similar terms.

USE OF PROCEEDS

The selling stockholders will sell all the shares of class A common stock covered by this prospectus for their own account.  We will not receive any proceeds from the sale of shares of class A common stock by the selling stockholders.  We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus.

DESCRIPTION OF TRANSACTIONS

On May 9, 2006, we completed the acquisition of all of the capital stock of Enable Corp.  In accordance with the terms of the Share Purchase Agreement, dated May 9, 2006, we issued a total of 686,324 shares of our class A common stock to Crossbow Venture Partners, LP, or the selling stockholder, in consideration for its stock ownership in Enable.

We entered into a Registration Rights Agreement dated as of May 9, 2006 in favor of the selling stockholder, pursuant to which we agreed to file with the SEC a registration statement covering the resale of all of these shares of class A common stock.  Accordingly, we filed a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of these shares from time to time.  In addition, we agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as promptly as reasonably practicable and to use our commercially reasonable efforts to keep the registration statement effective until all of the shares covered by such registration statement (a) have been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act or (b) may be sold without any volume or other restrictions of Rule 144(k) of the Securities Act.

In March 2006, we issued 103,600 shares of our class A common stock upon the exercise of the warrants issued in connection with our private placement that closed on April 30, 2003 and May 1, 2003.  These warrants were issued to the other selling stockholders as part of the commission fees in consideration of their financial services rendered to the Company in the private placement transaction.  Each of these warrants entitled the holders to purchase one share of our class A common stock for $1.47 with a five year exercise period.  The warrants were exercised in March 2006 by the selling stockholders in response to the Company’s call of the warrants for redemption pursuant to their terms at a price of $.10 per warrant.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of class A common stock beneficially owned by the selling stockholders as of July 1, 2006, the number of shares covered by this prospectus and the total number of shares of class A common stock that the selling stockholders will beneficially own upon completion of this offering.  This table assumes that the selling stockholders will offer for sale all of the shares of class A common stock covered by this prospectus.  Crossbow Venture Partners Corp. is the general partner of Crossbow Venture Partners, LP, which is a selling stockholder.  Matthew Shaw is a Managing Director of Crossbow Venture Partners Corp. and is a member of our board of directors.  The other selling stockholders do not have, or within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The amounts set forth below are based upon information provided to us by representatives of the selling stockholders and in our records as of July 1, 2006, and are accurate to the best of our knowledge.  It is possible, however, that the selling stockholders may acquire or dispose of additional shares of our class A common stock from time to time after the date of this prospectus.  Any changed information provided to us by the selling stockholders will be set forth, if and when necessary, in prospectus supplements and/or amendments.

	Shares Beneficially Owned Prior to the Offering				Number of Shares to be Offered	Shares Beneficially Owned After the Offering
Selling Stockholders	Shares		Percent			Shares	Percent
Crossbow Venture Partners, LP(1)	686,324		3.1%		686,324	—	—
Oppenheimer & Co.(3)	45,679	(2)		*	45,679	—	—
Keith Goodman(4)	6,100	(2)		*	6,100	—	—
David Garfin(5)	2,500	(2)		*	2,500	—	—
First Island Capital, Inc.(6)	9,229	(2)		*	9,229	—	—
RG Securities, LLC(7)	10,092	(2)		*	10,092	—	—
Michael Solomon(8)	30,000	(2)		*	30,000	—	—

* Less than 1%.

(1)  Crossbow Venture Partners Corp. is the general partner of Crossbow Venture Partners, LP. Matthew Shaw, Stephen Warner, René P. Eichenberger and Ravi Ugale are each Managing Directors of Crossbow Venture Partners Corp. Each of Messrs. Shaw, Warner, Eichenberger and Ugale share voting and investment control with respect to the shares and each of Messrs. Shaw, Warner, Eichenberger and Ugale disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest therein.

(2)  Represents shares issued upon the exercise of warrants issued to the selling stockholders as a commission in consideration of their financial services rendered to the Company in connection with the private placement that closed in April and May 2003.

(3)  Oppenheimer & Co., Inc. (“Oppenheimer”) is a registered broker-dealer.  Oppenheimer is a wholly owned subsidiary of Oppenheimer Holdings Inc., a publicly-held company subject to the periodic reporting requirements of the Exchange Act.

(4)  Keith Goodman is an affiliate of a registered broker-dealer and acquired the shares of class A common stock and warrants issued in the private placement in the ordinary course of business.  At the time of the acquisition, Mr. Goodman had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares of class A common stock.

(5)  David Garfin is an affiliate of a registered broker-dealer and acquired the shares of class A common stock and warrants issued in the private placement in the ordinary course of business.  At the time of the acquisition, Mr. Garfin had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares of class A common stock.

(6)  Thomas Ulie, the principal of First Island Capital, Inc., has voting and investment control over the shares of class A common stock owned by First Island Capital.  First Island Capital, Inc. is a registered broker-dealer.

(7)  Robert Scibelli and the Estate of James Scibelli have shared voting and investment power over the shares of class A common stock owned by RG Securities, LLC.  RG Securities, LLC is a registered broker-dealer in New York.

(8)  Michael Solomon is an affiliate of a registered broker-dealer and acquired the shares of class A common stock and warrants issued in the private placement in the ordinary course of business.  At the time of the acquisition, Mr. Solomon had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares of class A common stock.

PLAN OF DISTRIBUTION

The shares of our class A common stock covered by the registration statement, of which this prospectus is a part, are being offered on behalf of the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest disposing of shares of our class A common stock or interests therein received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer.  We will not receive any proceeds from the sale of shares covered by the registration statement, of which this prospectus is a part, or interests therein.  The selling stockholders and any of their donees, pledgees, transferees or other successors-in-interest may, from time to time, sell any or all of their shares of class A common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

Each selling stockholder may sell the shares in one or more of the following transactions:

•                  ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•                  block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  put or call options transactions;

•                  settlement of short sales;

•                  broker/dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

In order to comply with the securities laws of some jurisdictions, if applicable, the selling stockholders may only sell shares of our class A common stock in those jurisdictions through registered or licensed brokers or dealers.

Our class A common stock is listed for trading on the Nasdaq Capital Market under the symbol “ICCA.”

The selling stockholders are not obligated to, and there are no assurances that the selling stockholders will, sell any or all of the shares covered by this prospectus.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales.  Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus, or under an amendment to this prospectus under applicable provision of the Securities Act amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.  We are not aware of, nor informed by the selling stockholders of any agreement or understanding, directly or indirectly, between the selling stockholders and any person to distribute the shares of class A common stock covered by this prospectus.

At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

The sales of shares in the market and to the activities of the selling stockholders and their affiliates may be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M.  These provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the shares of class A common stock.

We are required to pay all fees and expenses incident to the registration of the shares of class A common stock covered by this prospectus.  We and the selling stockholders have agreed to indemnify each other or against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The legality of the class A common stock offered hereby and the issuance thereof will be passed upon for us by Morris, Manning & Martin, LLP, Atlanta, Georgia.

EXPERTS

The financial statements and the related financial statement schedule as of July 31, 2004 and for each of the two years in the period then ended, incorporated in this prospectus by reference from Internet Commerce Corporation’s Annual Report on Form 10-K for the year ended July 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated by reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of July 31, 2005, and for the year ended July 31, 2005, included in our Annual Report on Form 10-K for the year ended July 31, 2005, have been audited by Tauber & Balser, P.C., our independent registered public accounting firm, as indicated in their audit report, and are so incorporated by reference in this prospectus in reliance on the report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-3 that we filed under the Securities Act with the SEC with respect to registration of our class A common stock.  This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement.  You will find additional information about our class A common stock and our company in the registration statement.  Certain items are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to our company and class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith.

We file annual, quarterly and special reports, prospectuses and other information with the SEC.  You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC free of charge at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information that is included directly in this prospectus or in other later-filed documents that are incorporated or deemed to be incorporated by reference herein.  This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•                                    Annual Report on Form 10-K for the year ended July 31, 2005;

•                                    Quarterly Reports on Form 10-Q filed on December 13, 2005, March 17, 2006 and June 12, 2006;

•                                    Current Reports on Form 8-K filed on August 19, 2005, September 30, 2005, October 17, 2005, October 18, 2005, October 26, 2005, November 3, 2005, November 23, 2005, December 13, 2005, January 10, 2006, January 11, 2006, February 15, 2006, March 17, 2006, March 29, 2006, May 12, 2006, May 25, 2006, June 5, 2006, June 9, 2006, June 15, 2006, and June 30, 2006*; and

•                                    The description of our class A common stock contained in the Registrant’s Rule 424 prospectus filed with the Commission on June 18, 1997, including any amendments or reports filed for the purpose of updating the description.

* These reports contain information furnished under Item 2.02 and/or Item 7.01 of Form 8-K which, pursuant to General Instruction B(2) and (6) of Form 8-K, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act and as to which we are not subject to the liabilities imposed by that section.  We are not incorporating and will not incorporate by reference into supplements to this prospectus any past or future information or reports furnished or that will be furnished under Item 2.02 and/or Item 7.01 of Form 8-K.

We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (unless otherwise indicated).

These documents contain important information about our business and financial condition.  You may obtain copies of any documents incorporated by reference in this prospectus from us, from the SEC or from the SEC’s website as described above.  Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus.  Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by directing such request in writing or by telephone to the Corporate Secretary at Internet Commerce Corporation, 6025 The Corners Parkway, Suite 100, Norcross, Georgia 30092, telephone number (678) 533-8000.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article VII of the our Bylaws and Article Seventh of the our Amended and Restated Certificate of Incorporation, as further amended, both provide that the Company shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), each person that Section 145 grants a corporation power to indemnify.  Our Bylaws and Amended and Restated Certificate of Incorporation, as further amended, further provide that no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (i) a breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL, or (iv) a transaction from which the director derived an improper personal benefit, and that it is the intention of the foregoing provisions to eliminate the liability of the Company’s directors to the Company and its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

The Company maintains an insurance policy insuring the Company and our directors and officers against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.